EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES COMPLETION OF

$175 MILLION 5% CONVERTIBLE NOTES OFFERING

HOUSTON, June 10, 2003 - Continental Airlines, Inc. ("Continental") (NYSE: CAL) announced today that it has completed its sale of 5% Convertible Notes due 2023 which was announced last week. In addition to the offering of $150 million principal amount of notes, the company announced that the initial purchasers had exercised their option to purchase an additional $25 million principal amount of notes. Net proceeds of the offering after expenses and commissions are expected to be approximately $170 million, which will be used for working capital and general corporate purposes.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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